MANUFACTURING AGREEMENT

This Manufacturing Agreement (this "**Agreement**") is executed on or about November __, 2007, but effective January 3, 2008 (the "**Effective Date**"), by and between by and between Applied Nutritionals, LLC, a Delaware limited liability corporation, having its principal place of business at 1890 Bucknell Drive, Bethlehem, PA 18015 ("**Manufacturer**"), and Wound Care Innovations, L.L.C., a Nevada limited liability corporation having its principal place of business at 777 Main Street, Suite 3100, Fort Worth, Texas 76102 ("**Customer**"). Manufacturer and Customer are sometimes each referred to herein as a "**Party**" and collectively, as the "**Parties**".

RECITALS:

A. Customer has obtained an exclusive license to U.S. Patent No. 6,136,341 (the "Patent") pursuant to that certain Exclusive Patent and Trademark License Agreement by and between Manufacturer and Customer.

B. Customer has also, pursuant to that certain Exclusive License Agreement by and between George Petito and Customer, obtained an exclusive license to certain other unpatented formula and processes for manufacturing certain products for the treatment of external, tunneled or undermined wounds for the human health care market (excluding the veterinary, nutritional and injectibles markets as well as all other uses), that apply the inventions disclosed in the Patent.

C. The Parties desire to provide for the manufacture of certain products of Customer by Manufacturer.

AGREEMENT:

NOW, THEREFORE, in consideration of the promises and agreements set forth below and the other consideration cited herein, the Parties agree as follows:

1. Definitions. The following terms shall have their respective meaning as used in this Agreement:

1.1 "**Products**" means a product that Manufacturer is manufacturing for Customer pursuant to the terms of this Agreement which meets the requirements of FDA or any other governmental agency having jurisdiction. The initial Products are described on Exhibit A attached hereto, which Exhibit A may be amended only in writing and signed by both Parties.

1.2 "**Agreements**" mean this agreement, the Exclusive License Agreement, and the Exclusive Patent and Trademark License. .

2. Manufacturing Services.

2.1 General. During the Term (as defined below), Manufacturer shall use its commercially reasonable efforts to accept Purchase Orders (as defined below) for Products issued by Customer in accordance with the terms of this Agreement. Except as otherwise

provided in this Agreement, Manufacturer will be fully responsible for all manufacturing and raw material sourcing.

2.2 Exclusivity. During the Term, Customer shall order Products only from Manufacturer.

2.3 Standards for Products. The Products delivered by Manufacturer pursuant to this Agreement shall be in compliance with general industry standards, the written specifications for each such Product, the terms of this Agreement, and such other additional Product-specific specifications as are from time to time established by Manufacturer (collectively, the "**Product Standards**").

2.4 Packaging. Manufacturer shall deliver all Products set forth in a Purchase Order with the packaging as provided by Customer pursuant to Section 3.2 below.

3. Purchase Orders; Shipments.

3.1 Purchase Orders. Customer shall order all Products from Manufacturer by written purchase order or orders (each, a "**Purchase Order**"), specifying the types and quantity of Products, shipping address and requested delivery dates. Requested shipping dates for any Product may not be less than the greater of (a) one hundred and twenty (120) days after the date of the receipt of the purchase order *and* all necessary packaging materials (approved by Manufacturer) from Customer are in inventory at Manufacturer's manufacturing plant, or (b) the lead time dates for the Product as set forth in the attached Exhibit B attached hereto. Manufacturer will notify Customer of approximate ship dates for the Products when all necessary (pre-approved) packaging materials are present at the manufacturing plant of Manufacturer. Customer may use its standard purchase order forms to present offers to purchase and Manufacturer may use its standard forms to acknowledge and accept such offers. However, no inconsistent terms or conditions printed, stamped, or written upon such forms or incorporated therein shall apply or become part of the agreement to purchase except those terms and provisions specifically relating to the quantity of products purchased and the designated shipping address. The terms and conditions set forth in this Agreement or incorporated herein shall always be the sole controlling ones, and all terms and conditions contained in said forms, which are inconsistent with the terms of this Agreement, shall be deemed deleted and inapplicable.

3.2 Packaging Materials. Customer, at its sole cost and expense, shall be responsible for delivering all packaging materials to Manufacturer or Manufacturer's manufacturer prior to the processing of any order. Packaging materials includes all bottles, caps, labels, boxes, tubes, and inserts. All packaging materials must be reasonably approved by Manufacturer in writing. Any changes to inner packaging (such as tube or bottle) will require testing by Manufacturer, and will be conducted as quickly as possible at a rate of Manufacturer's cost plus ten (10) percent.

3.3 Intentionally Omitted.

3.4 Pricing, Delivery and Payment.

3.4.1 Customer shall pay to Manufacturer the unit prices set forth in Exhibit A for the Products. Prices do not include inner or outer packaging materials which shall be provided by Customer to Manufacturer as contemplated under Section 3.2 above. Additionally, Customer shall pay all taxes from the sale of the Products and duties resulting from the sale of the Products by Manufacturer to Customer, other than any income or similar taxes imposed upon Manufacturer.

3.4.2 During the Term, Manufacturer may increase Customer's purchase prices for any Products if Manufacturer's cost of manufacturing for such Product increases, and the increase in Customer's prices shall be proportional to such increased costs. Cost of overhead will not exceed 10% and is in addition to the cost of manufacturing. Manufacturer shall provide Customer with notice of not less than thirty (30) days prior to any increases in the purchase price of any Product, but in no case, shall notice be required earlier than the time Manufacturer receives notice of such manufacturing cost increase.

3.4.3 Unless the Parties agree otherwise in writing for a particular shipment or customer of Customer, Customer will pay Manufacturer for the Product, on the following schedule: fifty percent (50%) in advance at time of acceptance of the Purchase Order by Manufacturer, and the balance at the time of shipment to Customer.

3.4.4 Should Customer fail to make, when due, any payment for Products (other than for amounts for which a bona fide dispute exists), Manufacturer shall have the right to withhold shipment of any portion of outstanding Product orders, and such withholding shall not be construed as an election of remedies by Manufacturer or a breach of this Agreement by Manufacturer.

3.4.5 If at any time there is a material adverse change in the financial condition and/or bankruptcy, or structure of Customer, or if any lien arising from judicial process or otherwise is placed upon or any receiver or trustee is appointed with respect to any material asset of Customer, which is not dismissed or otherwise removed within sixty (60) days after the filing or appointment thereof, then Manufacturer, in addition to any and all other rights and remedies, shall have the right to change the credit terms of this Agreement, including but not limited to requiring the payment of cash in advance of delivery.

3.4.6 Customer will receive all Products at Manufacturer's manufacturing facility. Pricing in Exhibit A is FOB - Manufacturer's manufacturing facility (currently located in Pennsylvania), and title to the Products and risk of loss will transfer to Customer at such location. Manufacturer shall exercise commercially reasonable efforts to make the Product available for shipment by the dates requested in each purchase order, provided that the order complies with the lead time requirements set forth in Section 3.1 above. If there is likely to be any delay, Manufacturer will notify Customer of the relevant facts and circumstances concerning the delay within a reasonable time of becoming aware of the likelihood thereof. Customer shall be responsible for all shipping cost for delivering Products to the shipping address specified in Customer's Purchase Orders.

3.4.7 Manufacturer will maintain proper books and records as required under the rules and regulations of the U.S. Food and Drug Administration applicable to Manufacturer.

4. Materials Management.

4.1 Procurement of Materials. Manufacturer will purchase materials from reputable vendors. The terms and conditions of Manufacturer's purchase of such materials will be determined by agreement between Manufacturer and such vendors. Customer will not be a party to these transactions and Manufacturer will be solely responsible for all payments for procured materials and components. Manufacturer will manage its inventory of materials and components in a manner: (a) consistent with standard industry inventory management practices; and (b) that will ensure that Manufacturer can fill Customer's Purchase Orders on a turnkey basis according to the agreed upon lead times and flexibility terms and obtain competitive prices for such materials and components, based upon Customer's Product sales forecasts described below.

4.2 Product Sales Forecasts. To assist Manufacturer in the purchase and management of raw materials and components for the Products, Customer shall provide Manufacturer with a rolling three month forecast of Product Sales, including but not limited to the designation of the market and the names and addresses of the persons within such market. In no event, however, will any sales forecasts obligate Customer to purchase Products or create any liability for Customer's failure to achieve forecasted Product sales.

5. Quality and Inspection. Manufacturer shall permit Customer, during Manufacturer's normal business hours and on reasonable notice, to audit its facility in the event of Product defects. Such audits will be conducted so as to not unreasonably interfere with Manufacturer's business operations.

6. Term and Termination.

6.1 Term. Except as otherwise terminated in accordance with Section 6.2 below, the term of this Agreement shall begin on the Effective Date and shall coexist with the life of the Patent (the "**Initial Term**"). After the Initial Term, this Agreement shall automatically be renewed for successive one year terms, unless a Party provides the other Party with ninety (90) day prior written notice of its intent to terminate this Agreement at the expiration of the then current term (each, a "**Renewal Term**"). The Initial Term and any Renewal Term(s) are sometimes collectively referred to herein as the "**Term**".

6.2 Early Termination. Notwithstanding Section 6.1 above:

6.2.1 upon the showing of default of any material term or provision of this Agreement, the non-defaulting Party may terminate this Agreement without liability, but only after sending the defaulting Party a written notice specifying and explaining in detail the nature and character of such default and the failure of the defaulting Party to cure such default within thirty (30) days of receiving such notice, except in the case of a default in the payment of any amounts owed, for which the cure period shall be five (5) days; and

6.2.2 At any time after a Change in Control of Customer, Customer may, terminate this Agreement, by prior thirty (30) day written notice delivered to Manufacturer..

For purposes of this Section 6.2, a "Change in Control" means any of the following transactions with a Qualified Corporate Successor (as defined in the Exclusive Patent and Trademark License) (a) a merger, consolidation or similar occurrence in which (i) Customer is the surviving entity and the securities possessing more than fifty percent (50%) of the total combined voting power of Customer's outstanding securities are transferred in the transaction (or series of related transactions) to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) Customer is not the surviving entity and the outstanding securities of the surviving entity are not held by the same persons holding the outstanding voting securities of Customer immediately prior to such transaction, pro-rata based on the percentage ownership of Company securities held by such person prior to the transaction; (b) the acquisition, subsequent to the Effective Date, by any person, or two or more persons acting in concert, of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act) of more than fifty percent (50%) of the outstanding voting securities of Customer; (c) the sale of all or substantially all of Customer's assets of Customer, other than to a wholly owned subsidiary of Customer; or (d) a majority of the members of Customer's Board are removed from the Board by Customer's stockholders, or a majority of the members of Customer's Board standing for re-election fail to be re-elected to the Board by Customer's stockholders.

6.2.3 The parties intend that Customer shall at all material times maintain its Capability to Do Business, as defined in the Exclusive Patent and Trademark License, executed of even date. Failure of Customer to abide such condition shall give rise to Manufacturer's right to terminate.

6.3 <u>Effect of Termination</u>. Upon the expiration or any termination of this Agreement:

6.3.1 All Purchase Orders for Products that have been received by Manufacturer but for which no production has been initiated shall be deemed to be immediately terminated;

6.3.2 Any funds paid by Customer to Manufacturer for Products that have not yet been put into the process of production shall be credited to any outstanding amounts owed by Customer to Manufacturer or shall be refunded by Manufacturer to Customer;

6.3.3 Manufacturer shall return to Customer, at Customer's cost and expense, any approved packaging materials delivered by Customer to Manufacturer, but not used by Manufacturer to fulfill Customer's Product orders;

6.3.4 Customer shall reimburse Manufacturer for the cost of any raw materials paid for by Manufacturer to provide Products to Customer, provided that such raw materials cannot be reasonably used by Manufacturer for its other products, and

6.3.5 No compensation shall be payable by either Party to the other Party for loss of profit or goodwill, creation of new clientele, severance pay or any other ground whatsoever, in consequence of any proper termination or non-renewal of this Agreement. Notwithstanding the foregoing, in the event either Party wrongfully terminates this Agreement, the non-terminating Party will have a claim against the other party for direct damages.

6.4 Survival. Notwithstanding anything in this Agreement to the contrary, this Section 6 and Sections 7 and 8 below shall survive any expiration or termination of this Agreement.

7. Warranties; Indemnification; Limitation of Liability.

7.1 Warranties. Customer may offer Manufacturer's standard warranty, a copy of which is attached hereto as Exhibit C, without varying any of its terms or provisions, to customers in connection with sales of the Products; provided, however, that Customer has not in any way altered the Product. Except for indemnification as provided herein, Manufacturer's liability to Customer arising from, or in any way connected with this Agreement, or from the use or sale of the Products, shall be limited solely and exclusively to replacing the defective (defined as not meeting product specifications) Product. Transportation of allegedly defective Products to and from Manufacturer's designated facility shall be at Manufacturer's sole cost and expense, and Manufacturer shall bear all risk of loss while such Products are in transit. Manufacturer's obligation to replace any Product asserted by Customer to be defective in materials or workmanship (including, but not limited to Product packaging) shall be subject to Manufacturer's inspection and testing of the same upon its return to the designated Manufacturer facility. In the event Customer believes a manufacturing lot or shipper's box of Products is defective, Customer shall initially only ship random samples of the allegedly defective Product from the manufacturing lot or shippers box for Manufacturer's determination. In the event Manufacturer reasonably determines that the returned Product or Product packaging is not defective, Manufacturer shall so notify Customer in writing and all costs associated with the original return of the Product to Manufacturer, Manufacturer testing and the reshipment to Customer shall be borne by Customer. In the event Manufacturer reasonably determines that the Product (or random sample of Product) is defective, it shall so notify Customer in writing and shall ship replacement Product to Customer as promptly as reasonable. For purposes of clarification, defects in packaging materials for which Customer has the responsibility to deliver to Manufacturer shall not be deemed to be material or workmanship defects covered under this Section 7.1. Any expenses incurred by Manufacturer that are directly related to defective packaging supplied by Customer shall be immediately reimbursed by Customer upon notice and documentation from Manufacturer.

7.2 Insurance. Manufacturer shall, during the term of this Agreement, maintain at least $2 million product liability insurance relating to the Products, shall proceed with reasonable diligence to obtain such insurance and shall provide a copy of such insurance to Customer no later than sixty (60) days after the Effective Date. Customer shall, during the term of this Agreement, maintain at least $2 million general liability insurance, shall proceed with reasonable diligence to obtain such insurance and shall provide a copy of such insurance to Customer no later than sixty (60) days after the Effective Date.

7.3 Indemnification.

7.3.1 Each Party shall indemnify and hold harmless and defend the other Party and its affiliates, successors and assigns (and its and their respective officers, directors, employees, customers and agents) from and against any and all actions, litigation, claims, suits, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys' fees and court costs) that may arise out of, relate to or be connected in any way with any of the following: (a) any breach (or claim or threat thereof that, if true, would be a breach) of this Agreement by the Indemnifying Party (as defined below), including, without limitation, any breach or alleged breach of any representation, warranty, covenants or agreements of the Indemnifying Party set forth in this Agreement; (b) any gross negligence, willful misconduct or dishonesty of the indemnifying Party, its agents, employees or contractors; or (c) any failure by the Indemnifying Party to comply with any applicable law or regulation.

7.3.2 In addition to Section 7.3.1 above, Manufacturer shall indemnify and hold harmless, and defend, Customer and its affiliates, successors and assigns (and its and their respective officers, directors, employees, Customers and agents) from and against any and all actions, litigation, claims, suits, losses, liabilities, damages, settlements, expenses and costs (including, without limitation, attorneys' fees and court costs) that may arise out of, relate to or be connected in any way with the following: (a) any failure of any Product to meet any specification thereof due to the gross negligence of Manufacturer or any of its subcontractors; or (b) any warranty claim on any Production Product under Section 7.1 above.

7.3.3 A Party entitled to indemnity hereunder shall promptly notify the other party (the "**Indemnifying Party**") of any claim or liability for which indemnification is sought ("**Claim**"); provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party was actually and materially prejudiced by such failure. The party entitled to indemnity may, at its option and expense, participate and appear on an equal footing with the Indemnifying Party in the defense of any Claim that is conducted by the Indemnifying Party as set forth herein. The Indemnifying Party may not settle any Claim without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed.

7.3.4 **IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, INCLUDING WITHOUT LIMITATION LOST PROFITS AND DAMAGES TO ASSOCIATED EQUIPMENT, COST OF CAPITAL, FACILITIES, SERVICE, OR REPLACEMENT POWER, DOWNTIME COSTS, OR CLAIMS OF EITHER PARTY'S CUSTOMERS FOR SUCH DAMAGES, WHETHER OR NOT EITHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.**

8. Miscellaneous.

8.1 Confidential Information.

8.1.1 The Parties each recognize that they may exchange "**Confidential Information**" (as defined below) during the terms of this Agreement. For purposes of this Section 8.1, the Party disclosing such Confidential Information shall be referred to as the "**Discloser,**" and the Party receiving such Confidential Information shall be referred to as the "**Recipient.**"

8.1.2 Recipient has no rights or interest in any Confidential Information of Discloser, and during the Term and thereafter, Recipient shall not use, for Recipient's own benefit (except to perform its obligations under and to effectuate the intent of this Agreement), or disclose to any other person, corporation or other entity any Confidential Information disclosed to or acquired by Recipient, except with the prior written authorization of an officer of Discloser. Recipient shall ensure that any of its shareholders, directors, officers, employees, agents, servants, independent contractors, subsidiaries or affiliates that are given access to Discloser's Confidential Information will be bound, by contract, work rules or otherwise, by the same obligations of confidentiality as are provided for herein.

8.1.3 For purposes of this Agreement, "**Confidential Information**" shall mean any confidential information relating to either party or its business including, but not limited to, information and data concerning names and other characteristics of actual or potential customers of Discloser that such Party has procured in accordance with this Agreement, unpublished financial information including sales and cost figures and projections, tax records and calculations, accounting procedures, personnel records, and the processes or techniques employed or being evaluated by Discloser, and related know-how and information, now and hereafter developed. "**Confidential Information**" shall not include information which is (a) now or which subsequently becomes (otherwise than in breach of this Agreement) public knowledge; (b) properly known to Recipient at the time of receipt of the same from Discloser; (c) at any time received in good faith by the Recipient from a third party having the right to disclose the same; or (d) independently developed by Recipient, provided that the person or persons developing the same have not used the Confidential Information of Discloser.

8.1.4 Upon the expiration, termination or cancellation of this Agreement for any reason, Recipient shall, upon request by Discloser, return all physical embodiments of the Confidential Information received from Discloser, and Recipient shall continue for a period of five (5) years to treat as strictly confidential all Confidential Information received from Discloser. Recipient shall not release any Confidential Information to any other person or entity, either by declaration, deposition or as a witness except upon prior written notice to Discloser, which notice shall provide reasonable opportunity for Discloser to take any appropriate measures, and Recipient shall fully cooperate with Discloser, to provide for the confidential treatment of all such Confidential Information so disclosed. Discloser shall be entitled to obtain an injunction or restraining order by any court of competent jurisdiction to enjoin or restrain the unauthorized use or disclosure by Recipient of any Confidential Information, along with all other remedies available at law and the costs and reasonable attorneys' fees related to enforcing this Agreement.

8.2 No Agency. This Agreement does not create any relationship of association, partnership, joint venture or agency between the Parties. Neither Party will have any

right or authority to assume, create or incur any liability or obligation of any kind against or in the name of the other Party.

8.3 Relationship of Parties. Neither Party shall exercise direction or control over the other Party's employees or over the other Party's hours and conditions of employment. In addition, neither Party has an obligation to provide, and will not provide the other Party or its employees with any health, pension, or other fringe benefits pursuant to this Agreement.

8.4 Corrupt Practices Act. Both Parties agree to comply with the FCPA, and in that regard agree not to make any offer, payment, promise to official, political Party, or candidate for office thereof, or any other person for the purpose of influencing any act that may assist such Party in obtaining or retaining any business whatsoever.

8.5 Entire Agreement. This Agreement and the Exhibits attached hereto state the entire Agreement between Manufacturer and Customer regarding its subject matter and supersede all other proposals, communications, or agreements whether oral or written between the parties hereto. The provisions of this Agreement are for the benefit of the Parties hereto solely and not for the benefit of any other person or entity. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the duly authorized representatives of Manufacturer and Customer. Any written waiver, alteration, or modification made in accordance with the provisions hereof shall be of no effect unless expressly incorporating this Agreement by reference.

8.6 Amendments. Except to the extent and in the manner otherwise specified in this Agreement, any modification or amendment of any provision of this Agreement must be in writing and bear the signature of a duly authorized representative of each Party.

8.7 No Waiver. The failure of either Party to exercise any right granted herein, or to require the performance by the other Party of any provision if this Agreement, or the waiver by either Party of any breach of this Agreement, will not prevent a subsequent exercise or enforcement of such provisions or be deemed a waiver of any subsequent breach of the same or any other provision of this Agreement.

8.8 Force Majuere. If, as a result of the occurrence of an Event of Force Majeure (as defined below), the performance of an obligation by Manufacturer or Customer is delayed or rendered impossible to complete, such obligation will be postponed for such time as necessary, or canceled if performance has been rendered impossible thereby. An "**Event of Force Majeure**" shall include, without limitation, acts of God, acts of terrorism, war, civil commotion, strikes or labor disputes, export license restrictions, acts, laws, rules or regulations of any government or government agency or other events beyond the reasonable control of Manufacturer or Customer.

8.9 Assignment. Neither Party may sell, assign or transfer any of its rights, duties or obligations under this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however, that the rights of a Party may be assigned in connection with the merger of a Party into another Party, or the

sale of all or substantially all of the assets of a Party provided, in each such case, that the rights and obligations of the assigning Party are assigned to such third party.

8.10 Third Party Beneficiary. Except as specifically set forth and permitted in this Agreement with respect to delivery of Products to any of Customer's third-Party contract manufacturers, the Parties each agree that no person or entity that is not a Party to this Agreement will be deemed to be a third-Party beneficiary or entitled to any rights under this Agreement.

8.11 Notices. Any notification that is to be given to Manufacturer or Customer pursuant to the provisions of this Agreement shall not be effective unless delivered by a nationally recognized overnight delivery service by certified, return receipt at the addresses first written above. All such notices shall be deemed effective on the business day after such notice is placed with the overnight delivery service.

8.12 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision will to such extent as it is determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Agreement will otherwise remain in full force and effect.

8.13 Other Charges; Taxes. Unless otherwise specifically provided in this Agreement or a purchase order, Customer shall pay no extra charges, including, but not limited to, charges for pre-packs, cartons, handling, drop shipments, insurance, cartage or minimum purchases or because of any taxes or excises levied on processors, manufacturers, wholesalers or otherwise. Any sales taxes, gross receipt taxes, or similar taxes assessed against a Party pursuant to this Agreement shall be the sole responsibility and liability of such Party, and in no event shall the other Party be liable or responsible for any such taxes.

8.14 Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to its choice of laws principles. The parties hereto agree that the exclusive jurisdiction of any case or controversy arising under or out of this Agreement shall be in the state or federal courts located in the Commonwealth of Pennsylvania, and each of the parties hereby consents to the jurisdiction of such courts.

8.15 Counterparts. This Agreement may be executed in counterparts, each counterpart constituting an original. Additionally, electronic and facsimile copies of this Agreement shall be deemed valid as originals

IX

This agreement shall be null and void unless the Parties have executed and delivered to the other the following:

1. Manufacturing Agreement;
2. Exclusive License Agreement
3. Exclusive Patent Trademark License

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date written above.

APPLIED NUTRITIONALS, LLC

By: ______________________
Anita M. Petito,
President

11/28/07

WOUND CARE INNOVATIONS, LLC

By: ______________________ 11-28-07
Scott A. Haire,
President

EXHIBIT A

PRODUCTS; PRICING

PRODUCTS:

CellerateRX® Medical hydrolysate of Type I collagen, in gel (>60% collagen), powder (>90% collagen) and spray (not yet offered) form

PRICING:

1gm powder $2.66 per unit, in packer boxes of 24 bottles per packer if requested;
5gm powder $9.32 per unit, in packer boxes of 12 bottles per packer if requested;
20gm powder $29.27 per unit, in bulk form;
40gm powder $57.44 per unit, in bulk form;
28gm gel $3.72 per unit, in bulk form;
6gm gel $2.17 per unit, in bulk form.

All pricing is F.O.B. Manufacture's manufacturing facilities. Prices do not include inner or outer packaging materials which shall be provided by Customer to Manufacturer as contemplated under Section 3.2. Additionally, Customer shall pay all taxes from the sale of the Product and duties resulting from the sale of the Product by Manufacturer to Customer, other than any income or similar taxes imposed upon Manufacturer.

EXHIBIT B

PRODUCT LEAD TIMES

CEBAL (Tube Printing) | Medical Products Laboratories(Mfg.)

GEL 16-18 weeks (tubes NOT in stock) | 4-6 weeks (tubes in stock)

POWDER 10-14 weeks filling & radiation

*Assumes all necessary and Manufacturer approved packaging materials have arrived at manufacturing facility, and are in production-ready condition.

"PRODUCT STORAGE REQUIREMENTS"

Store at controlled room temperature (59 Degrees to 86 Degrees F). Protect from freezing.

"PRODUCT ORDERING MINIMUMS"

GEL
For reference on purchase orders:

- 1/4 oz tubes (6 g each); **44,000** ± 10% tubes.
- 1 oz tubes (28.4 g each); **19,200** ± 10% tubes.

POWDER - ***(RADIATION - POWDER ONLY)***
The following are minimums for powder radiation, please note that any combination of bottles meeting carrier fulfillments will be allowed for a production run. All orders must be for complete shipper boxes.

(36) – (24 - 1 gm bottle) packs, per shipper box, 864 total bottles.

(42) – (12 - 5 gm bottle) packs, per shipper box, 504 total bottles.

(193) - 20 g bottles, per shipper box

(108) - 40 g bottles, per shipper box,

(28) of any variation of the above SKU "shipping boxes" fit in a "Radiation Carrier" to fill a pallet

Radiation upcharge for bottles is $300 per order.

Please keep these figures in mind when placing future Purchase Orders for the Products so that optimal carrier sizes can be fulfilled **without enduring extra radiation charges.**

EXHIBIT C

STANDARD WARRANTY

LIMITED WARRANTY AND DISCLAIMER

The manufacturer warrants only that the chemical composition of this product conforms to the ingredient statement given on the label, and that the product is reasonably suited for the labeled use when applied according to the Directions for Use prior to the date of expiration.

THE MANUFACTURER NEITHER MAKES NOR INTENDS ANY OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE EXPRESSLY DISCLAIMED.

This limited warranty does not extend to the use of the product inconsistent with label instructions, warnings, cautions or outside of the expiration date. Any damages arising from a breach of the manufacturer's warranty shall be limited to direct damages, and shall not include indirect or consequential damages such as loss of profits or values, except as otherwise provided by law.

THE TERMS OF THIS LIMITED WARRANTY AND DISCLAIMER CANNOT BE VARIED BY ANY WRITTEN OR VERBAL STATEMENTS OR AGREEMENTS. NO EMPLOYEE OR AGENT OF THE SELLER IS AUTHORIZED TO VARY OR EXCEED THE TERMS OF THIS LIMITED WARRANTY AND DISCLAIMER IN ANY MANNER.